LAS VEGAS, May 12, 2010 — American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the first quarter ended March 31, 2010.

For the first quarter 2010, ACEP reported a net loss of $2.7 million compared to a net loss of $1.6 million for the first quarter ended in 2009. ACEP’s 2010 net earnings were negatively impacted when compared to 2009 due to (i) increased amortization expense associated with its debt restructuring, (ii) expenses associated with its 2010-2011 property tax appeal and, (iii) pre-opening expenses associated with The Stratosphere Casino Hotel & Tower’s newest ride, Sky Jump Las Vegas.

Net revenues were $87.8 million for the first quarter of 2010 compared to $93.7 million for the first quarter of 2009, a decrease of 6.3%.  EBITDA¹ decreased 4.5% to $19.2 million compared to $20.1 million in 2009. Adjusted EBITDA¹ decreased 5.3% to $19.8 million.

“We continue to look for opportunities to improve our business and operate more efficiently while keeping a constant focus on customer service and the maintenance of our properties. As a result of these efforts, we reported a consolidated Adjusted EBITDA¹ margin of 22.5% for the three months ended March 31, 2010 compared to 22.3% for the three months ended March 31, 2009,” according to Ned Martin, Chief Financial Officer.

The Stratosphere – The Stratosphere reported an overall decrease in Net revenue due to decreases in occupancy, average daily room rate, and an overall decrease in spend by guests.  Although Net revenue has continued to decline at Stratosphere, the year-over-year decrease for the three months ended March 31, 2010 was approximately 10.8% compared to a year-over-year decrease of 21.9% in the three months ended March 31, 2009.

Arizona Charlie’s – The Arizona Charlie’s properties reported an overall decrease in Net revenue with the greatest percentage impact occurring due to decreases in occupancy and average daily room rate. Although Net revenue decreased at Arizona Charlie’s, the year-over-year decrease for the three months ended March 31, 2010 was approximately 7.7% compared to a year-over-year decrease of 15.0% in the three months ended March 31, 2009.

The Aquarius – The Aquarius increased Net revenue 3.3% year-over-year for the three months ended March 31, 2010 compared to a year-over-year decrease of 13.5% for the three months ended March 31, 2009.

Financial Statistics as of March 31, 2010:
• Cash	$113.8 million
• Debt, including capital leases	$377.7 million
• Capital expenditures	$ 4.4 million

Conference Call Information:
ACEP will hold its first quarter earnings conference call today (Wednesday, May 12, 2010) at 11:30 a.m. (Eastern Time). To attend the call, dial 888-710-3981 (domestic toll-free). The pass code is 5415305.  A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com

¹Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three mos. ended March 31, 2010 Unaudited	Three mos. ended March 31, 2009 Unaudited
	(in millions)
Income Statement Data:
Revenues:
Casino	$55.9	$59.5
Hotel	13.9	15.0
Food and beverage	17.0	18.6
Tower, retail and other	7.3	8.2
Gross revenues	94.1	101.3
Less promotional allowances	6.3	7.6
Net revenues	87.8	93.7

Costs and expenses:
Casino	17.2	18.9
Hotel	8.2	8.3
Food and beverage	12.9	13.3
Other operating expenses	3.0	3.4
Selling, general and administrative	27.1	29.6
Pre-opening costs	0.2	-
Depreciation and amortization	10.6	9.9
Total costs and expenses	79.2	83.4
Income from operations	$8.6	$10.3
EBITDA Reconciliation:
Net income (loss)	$(2.7)	$(1.6)
Interest income	-	-
Interest expense	11.3	11.8
Depreciation and amortization	10.6	9.9
EBITDA	$19.2	$20.1

Numbers may vary due to rounding

	Three mos. ended March 31, 2010 Unaudited	Three mos. ended March 31, 2009 Unaudited
	(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(2.7)	$(1.6)
Interest income	-	-
Interest expense	11.3	11.8
Depreciation and amortization	10.6	9.9
(Gain)/loss on disposal of assets	-	-
Pre-opening costs	0.2	-
Management fee - related party	0.4	0.8
Adjusted EBITDA	$19.8	$20.9

Adjusted EBITDA margin:

	Three mos. ended March 31, 2010 Unaudited	Three mos. ended March 31, 2009 Unaudited
Net revenues	$87.8	$93.7
Adjusted EBITDA	$19.8	$20.9
Adjusted EBITDA margin (Adjusted EBITDA as % of Net revenues)	22.5%	22.3%

Numbers may vary due to rounding

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three mos. ended
	March 31, 2010	March 31, 2009
Win per unit-Slots[1]
Stratosphere	$89.29	$109.46
Decatur	129.72	122.61
Boulder	86.30	85.84
Aquarius	141.07	135.86
Consolidated	$113.24	$115.04

Win per unit-Tables[2]
Stratosphere	$796.65	$851.06
Decatur	643.38	555.56
Boulder	462.96	414.59
Aquarius	549.12	533.81
Consolidated	$665.62	$675.41

Average Daily Room Rate[3]
Stratosphere	$43.39	$46.35
Decatur	48.80	50.45
Boulder	39.21	37.45
Aquarius	42.88	40.71
Consolidated	$43.29	$44.64

Hotel Occupancy Rate[4]
Stratosphere	84.3%	90.2%
Decatur	46.6%	56.3%
Boulder	40.6%	60.5%
Aquarius	49.2%	44.3%
Consolidated	66.0%	68.8%

Net Revenue ($ in millions)[5]
Stratosphere	$36.7	$41.2
Decatur	16.8	17.9
Boulder	9.9	11.0
Aquarius	24.4	23.6
Consolidated	$87.8	$93.7

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of available hotel rooms occupied during a period.

5.	Net Revenue is the gross revenue less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin is an important supplemental measure of our operating performance to investors. Management uses EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis.  EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors.  We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus (gains)/losses on the disposal of assets, non-cash impairment charges, loss on the early extinguishment of debt, pre-opening expenses, and management fees. Adjusted EBITDA margin is calculated as Adjusted EBITDA/Net Revenue.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777